As filed with the Securities and Exchange Commission on November 19, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

DEX MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	14-1855759
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

198 Inverness Drive West

Englewood, Colorado 80112

(303) 784-2900

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

DEX MEDIA, INC. 2004 INCENTIVE AWARD PLAN

STOCK OPTION PLAN OF DEX MEDIA, INC.

(Full title of the plan)

Robert M. Neumeister, Jr.

Executive Vice President and Chief Financial Officer

Dex Media, Inc.

198 Inverness Drive West

Englewood, Colorado 80112

(303) 784-2900

(Name, address, including zip code, and telephone number, including area code,

of agent for service)

Copies to:

Bradd L. Williamson, Esq.

Latham & Watkins LLP

885 Third Avenue, Suite 1000

New York, New York 10022

(212) 906-1200

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	1,197,610	$23.31	$27,916,289	$3,536.99
	5,066,540	$4.64	$23,508,746	$2,978.55
Total	6,264,150			$6,515.54

(1)	6,264,150 shares of common stock, par value $.01 per share (“Common Stock”) issuable pursuant to various equity plans of Dex Media, Inc. (the “Company”). The newly registered shares are comprised of: (a) 1,197,610 shares that are authorized but unissued under the Dex Media, Inc. 2004 Incentive Award Plan (“Incentive Plan”), which includes 210,110 shares that were previously authorized but unissued under the Stock Option Plan of Dex Media, Inc. (“Option Plan”), and (b) 5,066,540 shares issuable pursuant to outstanding grants under the Option Plan. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), additional shares of Common Stock, of the Company which become issuable to prevent dilution from any future stock split, stock dividend or similar transaction are also being registered.

(2)	For purposes of computing the registration fee only. Pursuant to Rule 457 of the Securities Act, the Proposed Maximum Offering Price Per Share is based upon: (A) the average of the high and low prices per share of Common Stock as reported on the New York Stock Exchange on November 15, 2004 ($23.31) (“Average Price”) for 1,197,610 shares authorized but unissued under the Incentive Plan; and (B) the weighed average exercise price per share of Common Stock ($4.64) of outstanding options for 5,066,540 shares under the Option Plan.

PART I

Item 1.	Plan Information

Not required to be filed with this Registration Statement.

Item 2.	Registration Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

I.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have been filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

A.	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

B.	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

C.	The Company’s Registration Statement on S-1, dated May 14, 2004.

D.	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form S-1, dated May 14, 2004 (File No. 333-115489), including any amendment or report filed for the purposes of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

II.	DESCRIPTION OF SECURITIES.

Not Applicable.

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III.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

IV.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of Delaware provides that a corporation may indemnify its directors and officers against civil and criminal liabilities. Directors and officers may be indemnified against expenses if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, if they had no reasonable cause to believe their conduct was unlawful. A director or officer may be indemnified against expenses incurred in connection with a derivative suit if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. The statutory indemnification is not exclusive of any rights provided by any by-law, agreement, vote of shareholders or disinterested directors or otherwise.

Article Sixth of the Company’s Certificate of Incorporation sets forth the extent to which the Company’s directors and officers may be indemnified against liabilities and other monetary expenses which they may incur while serving in such capacities. Such indemnification will be provided to the full extent permitted and in the manner required by the General Corporation Law of Delaware. Article Six of the Company’s Amended and Restated By-laws also provides that the directors and officers of the Company will be indemnified against any losses incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company or served with another corporation, partnership, joint venture, trust or other enterprise at the request of the Company and will provide advances, for expenses incurred in defending any such action, suit or proceeding, upon receipt of an undertaking by or on behalf of such officer or director to repay such advances, if it is ultimately determined that he is not entitled to indemnification by the Company.

V.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

VI.	EXHIBITS.

A list of exhibits included as part of this Registration Statement is set forth on the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.

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VII.	UNDERTAKINGS.

1.	The undersigned Registrant hereby undertakes:

a.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

b.	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

2.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on November 19, 2004.

DEX MEDIA, INC.

By	/s/ Robert M. Neumeister, Jr.
	Name:	Robert M. Neumeister, Jr.
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of the Company hereby severally constitutes and appoints Robert M. Neumeister, Jr. as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities (unless revoked in writing) to sign this Registration Statement on Form S-8, and any and all amendments thereto, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might and could do in person hereby ratifying and confirming all that said attorney-in-fact and agent or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

S-1

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George Burnett George Burnett	Chief Executive Officer (Principal Executive Officer)	November 19, 2004

/s/ Robert M. Neumeister, Jr. Robert M. Neumeister, Jr.	Chief Financial Officer (Principal Financial and Accounting Officer)	November 19, 2004

/s/ James A. Attwood, Jr. James A. Attwood, Jr.	Director	November 19, 2004

/s/ Anthony J. de Nicola Anthony J. de Nicola	Director	November 19, 2004

/s/ John Almedia, Jr. John Almedia, Jr.	Director	November 19, 2004

/s/ William Kennard William Kennard	Director	November 19, 2004

/s/ Bruce Rosenblum Bruce Rosenblum	Director	November 19, 2004

/s/ Sanjay Swani Sanjay Swani	Director	November 19, 2004

/s/ Glenn Hubbard Glenn Hubbard	Director	November 19, 2004

/s/ Russell Lewis Russell Lewis	Director	November 19, 2004

S-2

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION

4.1	Certificate of Incorporation of the Company (incorporated herein by reference to the exhibits to the Company’s Registration Statement on Form S-4, dated April 14, 2004, File No. 333-114472).

4.2	Amended and Restated By-Laws of the Company (incorporated by reference to the exhibits to the Company’s Registration Statement on Form S-1/A, dated July 20, 2004, File No. 333-115489).

4.3	Specimen Certificate of Common Stock (incorporated herein by reference to the exhibits to the Company’s Registration Statement on Form S-1/A, dated July 20, 2004, File No. 333-115489).

4.4	Stock Option Plan of Dex Media, Inc., and the first and second amendments thereto (incorporated herein by reference to the exhibits to the Company’s Registration Statement on Form S-4, dated April 14, 2004, File No. 333-114472).

4.5	Dex Media, Inc. 2004 Incentive Award Plan.

5.1	Opinion of Counsel.

23.1	Consents of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature pages to the Registration Statement).